Exhibit 5.1

SCHUCHAT, HERZOG & BRENMAN, LLC

June 14, 2013

ADA-ES, Inc.

9135 South Ridgeline Boulevard, Suite 200

Highlands Ranch, Colorado 80129

Re:	ADA-ES, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to ADA-ES, Inc., a Colorado corporation (the “Registrant”), in connection with certain matters relating to the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), with respect to the registration for resale under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 3,212 shares (the “Shares”) of common stock, no par value (the “Common Stock”) of the Registrant.

In connection with rendering this opinion, we have reviewed copies of the following documents relating to the Shares being included in the Registration Statement:

1.	the Registration Statement;
2.	the Amended and Restated Articles of Incorporation of the Registrant;
3.	the Second Amended and Restated Bylaws of the Registrant, as amended to date;
4.	the ADA-ES, Inc. Amended and Restated 2007 Equity Compensation Plan, as amended (the “Plan”), and ancillary agreements (which are referred to herein, collectively with the Plan, as the “Plan Documents”);
5.	documents evidencing the actions of the Board of Directors and Shareholders of the Registrant relating to the Plan; and
6.	such other documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

In rendering this opinion, we have: (a) assumed without verification (i) the genuineness of all signatures on all documents reviewed by us, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) representations, statements and certificates of public officials and others and (ii) as to matters of fact, statements, representations and certificates of officers and representatives of the Company.

1900 Wazee Street, Suite 300, Denver, CO 80202 : Main. 303.295.9700 : Fax. 303.295.9701 : www.shblegal.com

ADA-ES, Inc.

June 14, 2013

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares included in the Registration Statement have been duly authorized and have been, or will be, upon payment of consideration required under the Plan Documents, validly issued, fully paid and non-assessable according to the corporate laws of the State of Colorado, including all applicable statutory provisions of the Colorado Business Corporation Act, all rules and regulations underlying such statutory provisions of law, and all applicable judicial and regulatory determinations concerning such laws as reported in publicly available compilations of such judicial and regulatory determinations.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

We do not express any opinion with respect to any law other than the corporate laws of the State of Colorado referred to above and the federal laws of the United States of America. Our opinion is rendered only with respect to the laws which are currently in effect in such jurisdictions. All opinions expressed are as of the date hereof except where expressly stated otherwise.

Very truly yours,

/s/ Schuchat, Herzog & Brenman, LLC
Schuchat, Herzog & Brenman, LLC